EXHIBIT 4.12

LONG TERM INTERCOMPANY LOAN AGREEMENT
(Loan No. L42)

This agreement (hereinafter “Agreement”), dated as of February 22, 2008 and effective as of December 20, 2007 (hereinafter, the “Effective Date”), is made by and between

LyondellBasell Finance Company, a company incorporated under the laws of Delaware (hereinafter, the “Lender”) and

Lyondell Chemical Company, a company incorporated under the laws of Delaware (hereinafter, the "Borrower").

WHEREAS

A.	The Lender and the Borrower are subsidiaries of LyondellBasell Industries AF S.C.A. (“LyondellBasell”, and together with subsidiaries of LyondellBasell, the “LyondellBasell Group”).

B.	The Lender, as borrower, entered into the Bridge Loan Agreement dated as of December 20, 2007, with, among others, Citibank N.A., as collateral agent (the “Bridge”),

C.	The Borrower has requested a loan from the Lender in order to finance its general corporate and business activities.

D.	The Lender is available to grant such loan to the Borrower on the terms and conditions set forth in this Agreement.

Now, therefore, the Lender and the Borrower agree as follows:

1.	Amount of the Loan

The Lender hereby grants to the Borrower a loan in the amount of seven billion, one hundred sixty five million, six hundred sixteen thousand nine hundred forty five and no cents USD ($7,165,616,945.00) (hereinafter the “Loan”).

2.	Drawing

The Loan is deemed to be fully drawn on December 20, 2007 (the “Drawdown Date”).

3.	Term

The term of the Loan shall be until and including December 20, 2014 (the “Repayment Date”).

4.	Repayment, Voluntary Pre-payment, Mandatory prepayment

The Loan shall be repaid in full on the Repayment Date, provided, however, that:

(a)
in the event that, at any time before the Repayment Date, for any reason or circumstance whatsoever, the Lender is required to repay any amount under any corporate financing of the LyondellBasell Group, the Lender shall be entitled to require the Borrower to make a mandatory prepayment of the Loan or  any portion thereof, and the Borrower shall immediately, upon written notice by the Lender, make such mandatory prepayment to the Lender, and any interest accrued thereon until the day of the pre-payment, without any cost, penalty or liability of any type for the Lender, and any and all rights of the Borrower in such respect, if any, are waived insofar as permissible under applicable law;

(b)
in the event that, at any time before the Repayment Date, the lending by the Lender to the Borrower of the Loan or any portion thereof would conflict with any applicable law, the Lender shall be entitled to require the Borrower a make a mandatory prepayment of the Loan or any portion thereof, and the Borrower shall immediately, upon written notice by the Lender, make such mandatory prepayment to the Lender, and any interest accrued thereon until the day of the pre-payment, provided that each party shall bear the costs it incurs in relation to such prepayment without any further penalty or liability of any type of any party to the other, and any and all rights of the relevant party in such respect, if any, are waived insofar as permissible under applicable law;

(c)
in the event that, at any time before the Repayment Date, the Borrower wishes to repay the Loan or any portion thereof to the Lender, it shall be entitled to make a voluntary pre-payment of the Loan, or any portion thereof, and any interest accrued thereon until the day of the pre-payment upon providing  written notice to Lender, provided that Borrower shall, unless otherwise agreed by the Lender at that time, pay to the Lender any fee, penalty, cost or expense of whatever type incurred by the Lender in connection with such voluntary prepayment.

(d)
any Loan amount outstanding after the prepayments pursuant to Articles 4.a, 4.b and 4.c above, if any, and any interest accrued thereon, shall be repaid in full on the Repayment Date, unless otherwise agreed between the Lender and the Borrower when the payment pursuant to Article 4.b is made.

5.	Interest period and interest rate

The period used for the calculation of the interest payable to Lender for the Loan (hereinafter the “Interest Period”) shall be the same as that in effect under the Bridge (or, if the Bridge is refinanced or replaced, the same interest period in effect under such other credit facilities or bond issuances). The first Interest Period shall be deemed to end on January 22, 2008. Not later than 3 Business Days prior to the end of each calendar month, the Borrower shall notify the Lender whether it intends to elect the period of time from the end of the last Interest Period to the end of the calendar month in question as an Interest Period.

The interest rate payable by the Borrower to the Lender for the Loan shall be the same applicable rate in effect under the Bridge (or, if the Bridge is refinanced or replaced, the same applicable rate in effect under such other credit facilities or bond issuances) at the time of such interest rate calculation, plus .5%.

All interest for each Interest Period shall be paid on the last Business Day of such Interest Period. The interest (including interest for late payments referred to in Section 7 below) shall be calculated on the basis of the number of days elapsed and on a 360-day year.

6.	Payments

Payments of principal and interest shall be made in USD on the relevant payment or repayment date in immediately available funds at such bank and for credit of such account as the Lender shall advise the Borrower in writing in advance. If any payment date is not a Business Day, payment shall be made on the immediately preceding Business Day.

7.	Interest on late payments

If any repayment of principal or payment of interest or payment of costs hereunder is not made when due, and such non-payment is not consented to in writing by Lender no less than (2) Business Days prior to the due date thereof, the Borrower shall pay interest on all amounts at a per annum rate equal to the prime rate for the relevant currency as stated on the relevant Reuters page for such currency, plus one percent (1%) for the period from the due date to the date of actual payment.

8.	Representations and warranties

The Borrower hereby represents and warrants to the Lender that, as of the date hereof:

(a)	it is a company duly incorporated and validly existing under the laws of the state and country of its incorporation;

(b)	it has the power to execute and deliver this Agreement and to exercise its rights and perform its obligations hereunder;

(c)	all necessary action has been taken to authorise the execution and delivery of and performance under this Agreement;

(d)
the execution and delivery of and performance under this Agreement (i) are not prohibited by law or order or by its constitutional documentation, and (ii) do not require any approval, filing or exemption;

(e)
the borrowing of the Loan by the Lender under this Agreement does not exceed any limit posed on the Lender by its constitutional documents, any contractual arrangement with any third party, and any applicable law;

(f)
this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, reorganisation or other similar laws, or by applicable general principles of equity.

9.	Events of Default.

If any of the following events shall occur:

(a)
failure of the Borrower to pay any sum due hereunder within three (3) Business Days of the due date thereof (or within five (5) Business Days, where such failure is solely the result of a technical or administrative delay outside the control of the Borrower);

(b)	the Borrower defaults in the performance or observance of any other provision contained in this Agreement and such is not remedied within ten (10) days of receipt of notice thereof from the Lender;

(c)
any representation, warranty or other statement made by the Borrower hereunder shall prove to have been untrue when made, and if remediable, is not remedied within ten (10) days of written notice thereof from the Lender;

(d)
the Borrower (i) initiates or has initiated against it bankruptcy, reorganisation, liquidation or similar proceedings; (ii) admits in writing that it is generally unable to pay its debts as they become due; (iii) makes an assignment for the benefit of it creditors of all or substantially all of its assets;

(e)	the majority of the share capital of the Borrower ceases to be directly or indirectly owned or controlled by LyondellBasell;

then, by written notice to the Borrower, and while such event is continuing un-remedied, the Lender may declare any amount then outstanding hereunder immediately due and payable, without demand or any other notice, all of which are hereby expressly waived by the Borrower.

10.	General.

(a)           Taxes
Unless otherwise agreed by the parties in writing in advance, all payments hereunder by the Borrower to the Lender shall be made free and clear of and without deduction for any taxes, levies or other governmental charges.

                (b)           Notices
Except as otherwise stated herein, all notices to be provided hereunder, including demand for payment, shall be (a) by telephone (which shall be promptly confirmed by e-mail or telecopy) or (b) in writing (including e-mail, telecopy or similar writing).  Such notices shall be telephoned and confirmed, e-mailed, telexed, telegraphed, telecopied, mailed, or delivered to the intended recipient at the applicable number or address specified by such party to the other party.

                (c)            Successors and Assigns
This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns, provided that the Borrower shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Lender, and the Lender shall only assign or transfer its rights or obligations hereunder other once it has provided written notice of its intent to do so to the Borrower.

(d)           Severability
If any provision of this Agreement is held to be invalid by a court, the remaining provisions shall nevertheless remain in full force and effect. The Lender and the Borrower agree to negotiate in good faith a substitute, valid and enforceable provision that most nearly reflect the parties’ original intent and agree to be bound by such mutually agreed substitute provision.

(e)           Entire Agreement
This Agreement constitutes the entire, final, complete and exclusive agreement between the Lender and the Borrower and supersedes all previous Agreement or representation oral or in writing relating to this Agreement.

(f)            Assignment
This Agreement may not be transferred, in whole or in part, by either party without the prior written agreement of the other party.

               (g)            Modifications
This Agreement may not be modified or amended except in writing, signed by duly authorized representative of each party.

(h)           No Waivers
No failure or delay on the part of either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(i)            Business Days
A Business Day is any day on which the banks are open for inter-bank payments in New York.

(j)            Counterparts
This Agreement may be executed in counterparts, each of which is deemed to be an original.

(k)           Accounts
The parties agree that the Loan and all payments hereunder shall, in the absence of manifest error, by evidenced by the accounts and records of the Lender.

(l)            Governing Law, Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Any dispute arising in any manner in connection with this Agreement that the parties fail to settle amicably within a reasonable time, may be referred for settlement, upon request of either party, to the Chief Financial Officer of the LyondellBasell Group, who will act as arbitrator in accordance with applicable law and whose judgment will be final and binding upon the parties in absence of manifest error.

* * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

Lyondell Chemical Company                                                                           LyondellBasell Finance Corporation

By: /s/ Karen A. Twitchell                                                               By:   /s/ Alan Bigman
     Karen A. Twitchell                                                                          Alan Bigman
     Vice President and Treasurer                                                         President